Filed under Rule 424(b)(3), Registration Statement No. 333-159107

Pricing Supplement No. 17 - Dated Monday, November 21, 2011 (To: Prospectus Dated May 11, 2009 and Prospectus Supplement Dated May 13, 2011)

CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
34540TBK7	100%	1.000%			Fixed	4.000%	Semi-Annual	12/20/2014	06/20/2012	$22.11	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 12/20/2012 and Semi-Annually thereafter with 30 Calendar Days Notice.

Note: As of the date of this Pricing Supplement, Ford Credit’s short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
34540TBL5	100%	1.750%			Fixed	5.000%	Semi-Annual	12/20/2018	06/20/2012	$27.64	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 12/20/2012 and Semi-Annually thereafter with 30 Calendar Days notice.

Note: As of the date of this Pricing Supplement, Ford Credit’s short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

Trade Date: Monday, November 28, 2011 @ 12:00 PM ET

Settlement Date: Thursday, December 1, 2011

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Ford Credit Notes $5,000,000,000 Ford Motor Credit Company LLC Prospectus Dated: 5-11-09 and Prospectus Supplement Dated: 5-13-11

Ford Credit Notes